NovaStar Announces Public Offering of Common Stock

KANSAS CITY, Mo. -- (BUSINESS WIRE) -- May 25, 2005 -- NovaStar Financial, Inc. (NYSE: NFI), announced today it plans to make a public offering of its common stock. The offering will be made under NovaStar's existing shelf registration statement filed with the Securities and Exchange Commission.

NovaStar intends to use the net proceeds from this offering, together with borrowings, to fund the origination of mortgage loans and general corporate purposes. Pending use of the net proceeds to fund the origination of mortgage loans, the net proceeds will be used to reduce NovaStar's borrowings.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, any security, nor shall there be any sale of securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering will be made solely by means of a prospectus supplement and the accompanying prospectus.

About NovaStar

NovaStar Financial, Inc. (NYSE: NFI) is one of the nation's leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

CONTACT: NovaStar Financial, Inc.

Jeff Gentle, 816-237-7424

SOURCE: NovaStar Financial, Inc.